Exhibit 99.01

CANNASYS, INC. PROVIDES SHAREHOLDER UPDATE

DENVER, CO, March 20, 2018 (GLOBE NEWSWIRE) -- CannaSys, Inc. (OTC PINK: MJTK) (“CannaSys”), a marketing, branding, and technology company, provides an update to its shareholders related to its strategy, operations, and outlook.

Following the successful market launch of Citizen Toke, its unique direct to consumer SMS-based social deals application, CannaSys announced that Michael Tew had been rehired as its Chief Executive Officer and Chief Financial Officer to spearhead its cryptocurrency efforts.

Earlier this year, in collaboration with Beta Killers, LLC, CannaSys launched Citizen Toke, its innovative text-message marketing platform, in beta format with 10 cannabis retailers from Denver and Boulder. During the fourth quarter of 2017, CannaSys successfully launched Citizen Toke’s first platform with revenues to support its ongoing development and marketing.

“Citizen Toke has potential industry applications that are global in nature,” noted Michael Tew, CannaSys CEO. “We believe its applications in cryptocurrency transactions are far greater than that of the cannabis market and intend to acquire additional platform companies to expand our reach into that vertical.”

Also, during the last quarter of 2017, CannaSys successfully completed a reorganization of its capital structure. The reorganization provides ample availability to finance the company’s growth plans in the coming years.

2018: CannaSys to Launch Wide-Reaching Cryptocurrency Platforms

Following a successful product launch in 2017, CannaSys is now focused on leveraging its existing infrastructure into unique cryptocurrency products and services, currently under development, with a launch planned in the third quarter of 2018.

Management believes it is in the shareholders’ best interest to embrace blockchain and launch products and services combining CannaSys’s existing assets with cryptocurrency platforms. Mr. Tew has the experience in both capital markets and technology development to bring these new opportunities to market.

“We have evaluated numerous cryptocurrency business plans that are unique and complementary to applications in the cannabis industry and beyond, all of which leverage our existing infrastructure,” noted Mr. Tew. “We are excited to introduce these products to our investors in order to continue to build long-term shareholder value.”

Management plans to provide timely updates to shareholders as these new developments take shape.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com. Citizen Toke is CannaSys’s marquis product—connecting retailers, products, and brands with new customers through gamified, instant SMS deals.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that these forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.

Contact:

CannaSys, Inc.

Michael A Tew

Chief Executive Officer

Tel:  720.420.1290

Email: michael.tew@cannasys.com

Web:  www.cannasys.com